Exhibit 99.1
LULULEMON ATHLETICA INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR
FISCAL 2008 RESULTS
Fourth Quarter Net Revenue of $103.9 million
Fourth Quarter Diluted EPS of $0.16
Full Year Diluted EPS of $0.55
Vancouver, British Columbia – March 26, 2009 – lululemon athletica inc. [NASDAQ: LULU; TSX: LLL] today announced financial results for the thirteen weeks and fifty-two weeks ended February 1, 2009.
For the thirteen weeks ended February 1, 2009:
•	Net revenue decreased 0.1% to $103.9 million from $104.0 million in the fourth quarter of fiscal 2007. Net revenue from corporate-owned stores was $90.3 million, a decrease of 1.5% from $91.7 million for the fourth quarter of fiscal 2007, with a comparable-store sales decline of 8% on a constant-dollar basis compared to the fourth quarter of fiscal 2007.

•	Gross profit as a percentage of net revenue was 49.7% as compared to 54.4% in the fourth quarter of fiscal 2007.

•	Income from operations was $16.0 million, or 15.4% of net revenue, compared to $22.3 million, or 21.4% of net revenue, in the fourth quarter of fiscal 2007. Results include a $4.4 million ($0.04 per share) asset impairment charge related to store assets and lease exit costs.

•	Diluted earnings per share was $0.16 on net income of $10.9 million, including the $0.04 asset impairment charge. This compares to diluted earnings per share of $0.21 on net income of $14.6 million in the fourth quarter of fiscal 2007.
For the fifty-two weeks ended February 1, 2009:
•	Net revenue increased 30.9% to $353.5 million from $269.9 million in fiscal 2007. Net revenue from corporate-owned stores was $315.5 million, an increase of 31.2% from $240.4 million in fiscal 2007, with comparable-store sales increasing 3% on a constant-dollar basis.

•	Gross profit as a percentage of net revenue was 50.7% compared to 53.7% in fiscal 2007.

•	Income from operations was $56.6 million, or 16.0% of net revenues, compared to $51.6 million, or 19.1% of net revenues, in fiscal 2007.

•	Diluted earnings per share was $0.55 on net income of $39.4 million in fiscal 2008, compared to diluted earnings per share of $0.45 on net income of $30.8 million for fiscal 2007.
The Company ended fiscal 2008 with $56.8 million in cash and cash equivalents as compared to $52.5 million at the end of fiscal 2007. Inventory at year-end fiscal 2008 totaled $52.1 million as compared to $37.9 million at the end of fiscal 2007. The increase was primarily due to timing of in-transit inventory at year end which was minimal in the prior year.
Christine Day, lululemon’s CEO stated: “We had a solid finish to fiscal 2008 and our financial results were in line with the guidance we provided.  We are pleased with the progress we made on our real estate, e-commerce, and operational initiatives for the year.  Looking at 2009, we will continue to be focused on selective use of capital and generating positive cash flow as we position ourselves to respond quickly to changes in the macro-environment.  We are confident that we will emerge from these challenging conditions well positioned for long term growth.”
Outlook
Until there is additional clarity on consumer spending in the second half of the year, we are limiting our guidance to the current quarter. For the first quarter of fiscal 2009, we expect a same-store sales decline in the low double digits on a constant-dollar basis compared to the first quarter of 2008. We anticipate reported net revenue to be in the range of $70 million to $75 million for the quarter, and earnings per share is expected to range from $0.07 to $0.08 for the quarter. This assumes a tax rate of 34% and 70.1 million diluted weighted average shares outstanding.

Conference Call Information
A conference call to discuss fourth quarter and fiscal year results is scheduled for today, March 26, 2009 at 4:30 PM Eastern Time. Investors interested in participating in the call are invited to dial (888) 417-8516 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at http://investor.lululemon.com.
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live longer, healthier and more fun lives.  By producing products that help keep people active and stress free, lululemon believes that the world will be a better place.  Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measure:
Constant-dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, are not a Generally Accepted Accounting Principles (“GAAP”) performance measure. We provide constant-dollar revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter by quarter basis of items that are not under management’s direct control, such as changes in foreign exchange rates. We believe that disclosing net revenue changes on a constant-dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
Forward-Looking Statements:
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “outlook,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the possibility that we may not be able to manage operations at our current size or manage growth effectively; the possibility that we may not be able to locate suitable locations to open new stores or attract customers to our stores; the possibility that we may not be able to successfully expand in the United States and other new markets; the possibility that we may be unable to open the number of new stores as anticipated; the possibility that we may not be able to finance our growth and maintain sufficient levels of cash flow; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; the possibility that we may not be able to effectively market and maintain a positive brand image; the possibility that levels of comparable store sales or average sales per square foot will continue to decline; the possibility that we may not be able to continually innovate and provide our consumers with improved products; the possibility that our suppliers or manufacturers may not produce or deliver our products in a timely or cost-effective manner; risks that consumer spending may continue to decline and that U.S. and global macroeconomic conditions may worsen; and other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended February 1, 2009 and in our reports on Form 10-Q filed with the Securities and Exchange Commission (“the SEC”) and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Investor Contact:
Joseph Teklits/Jean Fontana
ICR, Inc
203-682-8200
Media Contact:
Evan Goetz/Diane Zappas
FD
212-850-5600

Exhibit (1)
lululemon athletica inc.
Consolidated Statements of Operations
Expressed in thousands of dollars except share and per share amounts

	Thirteen Weeks	Thirteen Weeks	Fifty-Two Weeks	Fifty-Two Weeks
	Ended	Ended	Ended	Ended
	February 1,	February 3,	February 1,	February 3,
	2009	2008	2009	2008
	(unaudited)	(unaudited)
Net revenue	$103,921	$103,993	$353,488	$269,942
Costs of goods sold	52,261	47,413	174,421	125,015

Gross profit	51,660	56,580	179,067	144,927
As a percent of net revenues	49.7%	54.4%	50.7%	53.7%
Selling, general and administrative expenses	31,214	34,325	118,098	93,376
As a percent of net revenues	30.0%	33.0%	33.4%	34.6%
Provision for impairment and lease exit costs	4,405	—	4,405	—

Income from operations	16,041	22,255	56,564	51,551
As a percent of net revenues	15.4%	21.4%	16.0%	19.1%
Other income (expense), net	210	433	821	1,029

Income before provision for income taxes	16,251	22,688	57,385	52,580
Provision for income taxes	5,313	7,454	16,884	20,464

Net income from continuing operations	$10,938	$15,234	$40,501	$32,116
Discontinued operations	—	(625)	(1,138)	(1,273)

Net income	$10,938	$14,609	$39,363	$30,843

Basic earnings (loss) per share:
Continuing operations	$0.16	$0.22	$0.59	$0.48
Discontinued operations	—	(0.01)	(0.02)	(0.02)

Net basic earnings per share	$0.16	$0.21	$0.57	$0.46
Diluted earnings (loss) per share:
Continuing operations	$0.16	$0.22	$0.57	$0.47
Discontinued operations	—	(0.01)	(0.02)	(0.02)

Net diluted earnings per share	$0.16	$0.21	$0.55	$0.45
Weighted average outstanding:
Basic	68,207,439	67,527,381	68,710,746	66,430,022
Diluted	68,522,645	70,629,927	70,942,424	69,297,878

Exhibit (2)
lululemon athletica inc.
Condensed Consolidated Balance Sheets
Expressed in thousands of dollars

	February 1,	February 3,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$56,797	$52,545
Accounts receivable	4,029	4,302
Inventories	52,051	37,932
Prepaid expenses and other current assets	4,111	2,519
Assets on discontinued operations	—	3,038

Total current assets	116,988	100,336
Property and equipment, net	61,662	43,605
Intangible assets, net	8,160	8,119
Deferred income taxes and other assets	24,826	3,032

Total assets	$211,636	$155,092

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,269	$5,397
Other current liabilities	37,932	24,128
Income taxes payable	2,133	5,720
Liabilities on discontinued operations	—	895

Total current liabilities	45,334	36,140
Deferred income taxes and other non-current liabilities	11,459	6,918
Stockholders’ equity	154,843	112,034

Total liabilities and stockholders’ equity	$211,636	$155,092

Exhibit (3)
lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measure
Constant dollar changes

	Thirteen Weeks Ended	Fifty Two Weeks Ended
	February 1, 2009	February 1, 2009
	% Change	% Change
Comparable-store sales (GAAP)	(22)%	0%
Increase (decrease) due to foreign exchange rate changes	14%	3%

Comparable-store sales in constant dollars	(8)%	3%